EXHIBIT 99.1

                      PETMED EXPRESS, INC.
                 QUARTER ENDED DECEMBER 31, 2006
                   CONFERENCE CALL TRANSCRIPT
                JANUARY 22, 2007 AT 8:30 A.M. ET

Coordinator:     Welcome  to  the  PetMed  Express,  Inc.   doing
                 business  as  1-800-PetMeds Conference  Call  to
                 review  the  financial  results  for  the  third
                 fiscal  quarter ended on December 31,  2006.  At
                 the  request  of  this company, this  conference
                 call is being recorded.  Founded in 1996, 1-800-
                 PetMeds   is  America's  largest  pet   pharmacy
                 delivering   prescription  and  non-prescription
                 pet  medications and other health  products  for
                 dogs,  cats  and horses direct to the  consumer.
                 1-800-PetMeds   markets  its  products   through
                 national  television, on-line  and  direct  mail
                 advertising campaigns which direct consumers  to
                 order  by phone or on the Internet, and  aim  to
                 increase   their  recognition  of  the   "1-800-
                 PetMeds" brand name.  1-800-PetMeds provides  an
                 attractive   alternative   for   obtaining   pet
                 medications  in  terms  of  convenience,  price,
                 ease  of  ordering and rapid home delivery.   At
                 this time I would like to turn the call over  to
                 the   company's  Chief  Financial  Officer,  Mr.
                 Bruce Rosenbloom. Sir, you may go ahead please.

Bruce Rosenbloom:  Thank  you.  I would like to welcome  everyone here today. I'd like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call.

                 Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the
                 Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

                 Welcome and thank you for joining us, today. We will review the highlights of our financial results and we will compare our third quarter and nine months ended on December 31, 2006 to last year's quarter and nine months ended on December 31, 2005.

                 For the third fiscal quarter ended on December 31, 2006, sales were $31.4 million compared to sales of $25.9 million for the same period the prior year, an increase of 21%. For the nine months ended on December 31, 2006, sales were $125.8 million compared to sales of $108.2 million for the nine months the prior year, an increase of 16%. The increase was primarily due to increased retail reorders and new orders offset by decreased wholesale sales. For the third quarter, net income was $2.8 million, or $0.11 diluted per share compared to $2.7 million, or $0.11 diluted per share for the same quarter the prior year, an increase to net income of 3%. For the nine months, net income was $10.8 million, or

                           Exhibit 99.1 Page 1 - 7

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                 $0.44   diluted  per  share  compared  to   $8.9
                 million, or $0.37 cents diluted per share a year ago, an increase to net income of 21%. Retail reorder sales increased by 22% to $22.1 million for the quarter compared to reorder sales of $18.1 million for the same quarter the
                 prior  year.   For the nine months, the  reorder
                 sales   increased  by  26%  to   $84.1   million
                 compared to $66.7 million for the same period a year ago. Retail new order sales increased by 27% or $9.2 million for the quarter compared to $7.3 million for the same period the prior
                 year.   For the nine months, the new order sales
                 increased by 7% or $41.2 million compared to $38.4 million for the same period last year.

                 Wholesale sales were approximately $70,000 for the quarter compared to $500,000 for the same quarter the prior year. For the nine months, wholesale sales were approximately $500,000 compared to $3.1 million for the same period a year ago. The decrease was due to our decision to limit wholesale sales to focus on our retail business.

                 We acquired approximately 130,000 new customers in the third quarter, compared to 105,000 for the same period the prior year, and we acquired approximately 550,000 new customers in the nine months, compared to 530,000 for the same period a year ago. Our average retail order was approximately $75 for the quarter, compared to $74 for the same quarter the prior year, and approximately 63% of our sales were generated on our web site for the quarter compared to 57% for the same period the prior year.

                 The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with the fall and winter being the off seasons.

                 For the third fiscal quarter our gross profit as a percentage of sales was 40.8% compared to 39.7% for the same period a year ago. For the nine months, our gross profit as a percentage of sales was 39.6% compared to 38.8% for the nine months a year ago. The percentage increase can mainly be attributed to decreases in wholesale sales, which have lower gross profit margin and a shift in our product mix to higher margin items.

                 Our general and administrative expenses as a percentage of sales increased to 12.8% for the quarter compared to 11.8% for the same quarter the prior year, and for the nine months, the G&A increased to 10.2% compared to 9.9% a year ago. The company adopted FAS 123R on April 1,
                 2006, resulting in approximately $223,000 of stock option compensation expense for the quarter and $669,000 for the nine months, which increased general and administrative expenses as a percentage of sales by 0.7% for the quarter and 0.5% for the nine months. For the quarter, we maintained higher staff levels than we usually do during our off season, or off peak seasons, in an effort to ensure that we have experienced staff that will be able to offer better service during our upcoming peak season.

                 For the quarter we spent $4.8 million in advertising compared to $3.2 million for the same quarter the prior year, an increase of
                 50%. For the nine months, we spent $20.8 million for advertising compared to $17.7 million a year ago, an increase of 17%. Advertising costs of acquiring a customer for the quarter was approximately $37 compared to $30 for the same quarter the prior year, and for the nine months it was $38 compared to $33 for the same period a year ago. We were more aggressive to capture market share during the quarter compared to the same quarter the prior year.

                           Exhibit 99.1 Page 2 - 7


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                 Our  working capital increased by $11.6  million
                 to  $46.6  million since March  31,  2006.   The
                 increase  can mainly be attributed to cash  flow
                 generated   from  operations.   We   had   $38.2
                 million in cash, $10 million in inventory and with no debt as of December 31, 2006. Net cash from operations for the nine months was $15.1 million compared to net cash from operations of $13.5 million for the same period last year, an increase of $1.6 million. Capital expenditures
                 for   the   nine   months   were   approximately
                 $824,000.

                 This   ends  the  financial  review.   Operator,
                 we're ready to take questions now.

Coordinator:     Thank you and at this time if you would like  to
                 ask a question, simply press star one on your telephone touch pad. To withdraw your question, please press star two. One moment while the questions register please. Thank you. Our first question comes from Michael Cox with Piper
                 Jaffray.

Michael Cox:     Good  morning.  Thanks a lot. My first  question
                 is on the advertising environment through your fiscal third quarter obviously you went through the election period. I was just wondering if you could comment on the ad environment leading up to the election and then coming out of that election.

Mendo Akdag:     This   is   Mendo  Akdag,  by   the   way.   The
                 advertising  environment  was  actually   better
                 than we anticipated and we cleared more than we anticipated. So as you could see we spent a lot more money, about 50% more, for the quarter compared to last year's same quarter. We were more aggressive to capture market share.

Michael Cox:     As  we  look forward, should we expect the  same
                 level of aggressiveness moving toward market share in terms of ad spend moving higher at that same rate?

Mendo Akdag:     Likely, yes. We will be more aggressive.

Michael Cox:     Okay, and I was wondering if you could give  any
                 early read on the new ad campaign that you launched at the start of this year.

Mendo Akdag:     It's  a  little  too soon to tell,  but  we  are
                 cautiously optimistic.

Michael Cox:     Okay.  My  last  question is on your  share  buy
                 back.  It  doesn't  look  like  there  was   any
                 activity in the course of the quarter. I was just wondering in terms of timing if there's - if we should expect you to be more aggressive here in your fiscal fourth quarter?

Mendo Akdag:     We  have not done any purchasing in the quarter.
                 It's  really, it's up to,  it's at the company's
                 discretion   and   it's   subject   to    market
                 conditions. There is a committee that decides that, so obviously if any transaction takes place we'll let the public know.

Michael Cox:     Okay. Great. Thank you very much.

Coordinator:     Thank  you. Our next question comes from Michael
                 Friedman with Noble Financial.

Michael Friedman:    Hi. Going back to the spokesperson issue, is
                 there a reason why you brought somebody on - Betty White - now? Is there something in the market that sparked that decision? Could you give us a little more color on that?

                           Exhibit 99.1 Page 3 - 7


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Mendo Akdag:     Obviously, we want to improve the efficiency  of
                 our advertising. We want to get more response, and that's one of the things, obviously we
                 could   do  was  to  hire  a  celebrity   as   a
                 spokesperson and that's what we have done.

Michael Friedman:    But why now?  Does  that indicate  that it's
                 tougher to acquire new customers? Or, I mean is there a particular reason or you just feel that this is the right moment to move into that phase?

Mendo Akdag:     Well,  if  you  look at our nine months  growth,
                 it's 16%, so we'd like to grow higher than that so that was one of the factors in the decision.

Michael Friedman:    Okay, and you mentioned you're going to be a
                 little bit more aggressive on the advertising spend. Can you give us a time frame? Is that the next - this current quarter or the next several quarters? Can you just give us a little more color on that?

Mendo Akdag:     I  can  tell you that in the next - I would  say
                 probably three quarters we're going to be more aggressive than we have been in the last year.

Michael Friedman:  So would it be fair to say that year over year advertising spend may be up 50%? Is that what you're saying?

Mendo Akdag:     That's  a  little too aggressive.  I  would  not
                 expect 50%, no.

Michael Friedman:    Can you narrow it down a little bit more for
                 us? What do you guys think?

Mendo Akdag:     I  prefer  not to. We have flexible budgets  and
                 depending on the market conditions we like to have the flexibility. So, I'd prefer not to give you any numbers.

Michael Friedman:     Okay. I'll get back in the queue. Thank you.

Coordinator:     Thank  you.  Our next question comes from  Rusty
                 Hoss with Roth Capital Partners.

Rusty Hoss:      Yeah, hey guys. Can you maybe talk a little  bit
                 about  the  customer  acquisitions  channel   in
                 terms of both the split between television - obviously that's still a majority - but also what you might be doing on the Internet, online advertising and also other traditional sources of advertising to acquire customers?

Mendo Akdag:     A  majority of the money we spend on TV.  Online
                 is   second   probably.  We  do  paid  searches,
                 affiliate  programs, we do have banner  ads  all
                 over  the  Web  and we do have  some  print  and
                 direct mail presence. We don't like to break  it
                 down  due  to competitive reasons.   I'd  prefer
                 not to give you any further details.

Rusty Hoss:      But  when  you talk about being more  aggressive
                 in advertising, is it going to be what - across those channels or is one channel going to be more of a focus?

Mendo Akdag:     The television and online I would say.

Rusty Hoss:      Okay.  Second question is on the retail  reorder
                 versus   new  order,  the  reorder  was   pretty
                 constant with what it was last year, but the new order was about 10 points higher.

                           Exhibit 99.1 Page 4 - 7


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                 And  I'm wondering as we look at the next couple
                 of quarters should we assume that some of those new order sales will then become repeat orders and therefore there will be a shift back to a retail reorder higher growth rate?

Mendo Akdag:     Of  course  as  we have a larger customer  base,
                 reorders should go up. It depends on again how much money we are spending in advertising to acquire new customers will dictate the mix.

Rusty Hoss:      Okay. Thank you.

Mendo Akdag:     You're welcome.

Coordinator:     Thank   you.   Our  next  question  comes   from
                 Kristine Koerber with JMP Securities.

Kristine Koerber:     Hi. Can you just talk about the competitive
                 environment and was there a lot of discounting going on during the quarter? And then also you mentioned G&A up because of higher staff levels. Was that most of the G&A increase? And I'm assuming we can expect continued increases in G&A going forward, correct?

Mendo Akdag:     Typically  in  the  off  season,  our   December
                 quarter, there is less competition actually because it's off season and it's more the market is a lot more competitive during our peak season which is the June and September quarters. As far as the G&A, we carried higher staff levels than we usually do and the reason for that was that we wanted to have experienced staff, less turnover, so we can be able to service the customer better during our peak season.

Kristine Koerber:     But that - we're at a higher base now so we
                 should assume that going forward then on the G&A, or do you pull back?

Mendo Akdag:     That   means  there  will  be  more  fixed  than
                 variable. That's what it means.

Kristine Koerber:   Okay. Thank you.

Mendo Akdag:     You're welcome.

Coordinator:     Thank  you. Once again, to ask a question please
                 press  star one. To withdraw your question  it's
                 star  two. Our next question comes from  Anthony
                 Lebiedzinski    with   the   Principal    Global
                 Investors.

Anthony Lebiedzinski:         Good morning. Yeah, this is Anthony
                 Lebiedzinski from Sidoti & Company.

Mendo Akdag:     Good morning.

Anthony Lebiedzinski:        Good morning,  Mendo  -  a couple of
                 questions. In regards to the last question I had a follow-up. The G&A expenses - are you from now on more committed to providing higher staff levels to give more service so is it right to assume that you're going to be carrying more G&A going forward than you have in the past? Is that a change in strategy so that we should expect that, you know, G&A expenses will be trending higher?

Mendo Akdag:     It  would  be  trending higher  during  our  off
                 seasons. It shouldn't be trending higher during our peak seasons.

                           Exhibit 99.1 Page 5 - 7


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Anthony Lebiedzinski:   Got it. Okay, that's helpful. And also as
                 far as the advertising environment maybe you can give us a sense of how that's now in this current quarter, and also how do you expect new customer acquisition costs to be trending over the next few quarters?

Mendo Akdag:     It's  really too soon to tell as far as  current
                 quarter  is  concerned. We  are  anticipating  a
                 little  better  advertising  environment,   more
                 favorable to direct response advertisers this year. Having said that, you never know, I've been surprised before.

Anthony Lebiedzinski:     Okay, and as far as the Cap Ex that has
                 gone up quite a bit over this year, where do you see that for the entire year? And any early read as to the next fiscal year as far as Cap Ex?

Mendo Akdag:     The reason the Cap Ex is up is we're working  on
                 a  new e-commerce platform and there was a  one-
                 time investment there. I think it's going to  be
                 about  probably the million dollar range and  we
                 have I believe $400,000 to $500,000 possibly  to
                 spend   on  it.  Next  year  it  will  be   more
                 maintenance  mode.  I  would  say  $300,000   to
                 $500,000.

Anthony Lebiedzinski:    Okay, that's helpful. Thank you.

Mendo Akdag:     You're welcome.

Coordinator:     Thank  you.  I would like to make a  correction.
                 Mr. Lebiedzinski was from Sidoti. The next question comes from John Curti with Principal
                 Global Investors.

John Curti:      Good  morning. My question has to do with  gross
                 margin. I was wondering if you could isolate the positive impact of having lower wholesale sales on gross margins, as well as the impact of a shift to higher margin products. I'm trying to get a little better understanding there how the mix plays out.

Mendo Akdag:     Sure.   For  the  quarter, the wholesale  impact
                 was 40 basis points, so the rest was a shift  in
                 product   mix.    For  the  nine   months,   the
                 wholesale impact was 50 basis points, so the difference, the 30 basis points was due to shift in product mix.

John Curti:      What  was  it  again for the  nine  months?  I'm
                 sorry, 50 basis points?

Mendo Akdag:     Fifty  basis  points were due to wholesale  -  a
                 decrease in wholesale.

John Curti:      Could  you  talk  a little bit more  about  then
                 what's  going on with the mixed shift  then  and
                 do   you   anticipate  that  that's   going   to
                 continue?

Mendo Akdag:     We  will attempt that, ultimately, obviously the
                 consumer decides. We will attempt that, but I would. During peak season I would anticipate pressures in gross profit margins.

John Curti:      All right. Thank you very much.

Mendo Akdag:     You're welcome.

Coordinator:     Thank  you.  I'd like to turn the call  over  to
                 Mr.    Bruce   Rosenbloom   for   any    closing
                 statements, please.

                           Exhibit 99.1 Page 6 - 7


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Bruce Rosenbloom:   Thank you. We will be focusing our efforts in
                 three areas to capitalize on the pet industries' growth trend: one, capturing additional market share; two, increasing reorders with personalized communication and health education content; and three, improving our current service levels. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:     Thank you. This concludes today's teleconference.
                 Thank  you  for  your  participation.   You  may
                 disconnect. Thank you.

                     Exhibit 99.1 Page 7 - 7



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